Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE: December 17, 2014

CONTACT:	Dan Lombardo
630-586-6314 or dan.lombardo@inlandgroup.com

Inland American Real Estate Trust, Inc. Held Its 2014 Annual Stockholder Meeting

All directors were reelected with the affirmative vote of at least 95% of votes cast

Oak Brook, Ill. – Inland American Real Estate Trust, Inc. (“Inland American”) announced today that it held its 2014 Annual Stockholder Meeting in Lombard, Ill. on December 15, 2014. During the annual meeting stockholders reelected all directors with an average affirmative vote of 95.32% of the votes cast at the Annual Meeting.

Additionally, the stockholders ratified KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014 with votes FOR of 96.80% of the votes cast. Complete details of the stockholder meeting are included in an 8-K, available on Inland American’s website at www.inlandamerican.com.

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About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. manages a large portfolio of commercial real estate assets with a focus on three asset classes—lodging, multi-tenant retail and student housing. As of September 30, 2014 Inland American owned 203 properties, representing approximately 23.5 million square feet of retail, industrial and office space, 8,318 student housing beds and 12,797 hotel rooms. For further information regarding Inland American, please refer to the company website at www.inlandamerican.com.